Exhibit 99.1

Contacts: Media Sherry Johnson +1-720-332-4750 sherry.l.johnson@westernunion.com	Investors Gary Kohn +1-720-332-8276 gary.kohn@westernunion.com

Western Union Reports First Quarter Results

Revenue of $1.3 Billion, Up 12% and EPS of $0.27, Up 8%

Excluding Restructuring Expenses, EPS of $0.29, Up 16%

Englewood, Colo., April 22, 2008 – The Western Union Company (NYSE: WU) today reported financial results for the first quarter.

Highlights for the quarter include:

•	Revenue of $1.3 billion, up 12%
•	First quarter 2008 marks the fourth consecutive quarter of organic revenue growth acceleration
•	EPS of $0.27, up 8%; or $0.29, up 16% excluding restructuring expenses
•	Operating income margin of 24%, or 26% excluding restructuring expenses
•	Cash provided by operating activities of $318 million
•	Consumer-to-consumer (C2C) revenue and transactions increased 14%
•	International C2C, which was 67% of total revenue, grew revenue and transactions 19%
•	Consumer-to-business (C2B) revenue grew 4%, transactions up 3%
•	Quarter closed with 345,000 agent locations

“Our strong first quarter results, which were driven by another strong quarter from our international C2C business, have put us on track to meet our business objectives for the year,” said Western Union President and Chief Executive Officer Christina Gold. “These results reflect our ability to leverage our distribution network and world-class brand in serving the increasing consumer demand for Western Union services throughout the world.”

First Quarter Results

Revenue was $1.3 billion, up 12%. Revenue included $33 million of benefit from currency translation of the euro.

Operating income, which included $24 million of restructuring expenses, was $309 million up 2% (up 9% excluding the restructuring expenses) and operating income margin was 24.4% (26.3% excluding restructuring expenses) compared to 26.9% in last year’s first quarter. Net income was $207 million up 7%, and included a non-cash pre-tax $7 million derivative gain, which is expected to reverse later in the year. Net income excluding restructuring expenses grew 15%.

Earnings per share were $0.27, an 8% increase over last year’s first quarter, or $0.29 up 16% excluding the restructuring expenses. The tax rate for the quarter was 29.2% compared to 31.5% in last year’s first quarter. The effective tax rate decreased primarily as a result of a higher proportion of foreign-derived profits, which are taxed at a lower rate compared to U.S.-derived profits.

Consumer-to-Consumer

Consumer-to-consumer revenue in the first quarter grew 14% to $1.1 billion on transaction growth of 14%. Operating income grew 15% and operating income margin was strong at 25.9% compared to 25.8% in last year’s first quarter.

In line with expectations, the domestic business had revenue and transaction declines of 8% and 3%, respectively. Pricing in the domestic business was stable in the first quarter.

The growth in the C2C segment was driven by the international business where revenue and transactions each increased 19%. A subset of the international business, those transactions that originate outside of the United States, which total more than one-half of Western Union’s annual revenue, grew even faster, posting 28% revenue growth and 29% transaction growth.

Fueling the continued strong international performance was significant first quarter revenue and transaction growth in India and China. In India, the world’s largest remittance receive market, revenue growth was 52% with transaction growth of 65%. In China, the second largest receive market, revenue grew 35% from transaction growth of 22%. These two countries combined represent 6% of total Western Union revenue.

The Mexico business continued to improve, and the company’s Mexico transaction growth rate continued to outpace the market, based on data released by Banco de Mexico. Revenue was up 1% and transactions were up 2%. Pricing within Mexico remained stable as evidenced by the tightening of the difference between revenue and transaction growth rates compared to prior quarters.

Consumer-to-Business

Consumer-to-business revenue represents 15% of Western Union’s revenue and increased 4% to $190 million. The revenue growth continues to be driven by strong demand for electronic bill payment services in the U.S. and by growth in the company’s Pago Fácil business in Argentina.

In the first quarter operating income was down 8% and operating margin was 29.6% compared to 33.4% in the first quarter of 2007. Impacting the year-over-year operating income growth and margin comparison are the faster-growing U.S. electronic bill payment services and the Pago Fácil businesses, which have lower margins than the traditional U.S. cash bill payment business. The first quarter 2008 operating income margin was consistent with the previous two quarters.

New Services

On the innovation front, Western Union, together with two partners, Smart Communications and Globe Telecom, will enter the market this quarter with its mobile money transfer service to the Philippines.

Additionally, Western Union began its micro lending pilot in Hong Kong in the first quarter. Initial results from the pilot have affirmed the consumer demand for micro loans. The pilot has also demonstrated that Western Union customers will choose Western Union for the additional financial services they require.

Agent Signings

Western Union’s extensive network, well-known brand, financial strength and rigorous compliance efforts continue to attract outstanding agent partners. In the first quarter, Western Union added 10,000 agent locations and renewed key agents to bring the agent location total to 345,000.

In South Africa, Western Union will begin offering inbound and outbound money transfer services in the third quarter through its new agreement with ABSA, one of the country’s largest financial services organizations and a subsidiary of Barclays Bank PLC.

A leading bank in Poland and a member of UniCredit Group, Bank Pekao has joined the Western Union agent network. Previously, Bank Pekao offered money transfer from different providers which will be replaced during 2008 by the Western Union Money Transfer service. Bank Pekao operates 900 branches in Poland.

Buyback

During the first quarter, Western Union repurchased 14 million shares for $297 million at an average cost of $21.41 per share. The company is committed to returning capital to shareholders and has repurchased more than $1 billion of its stock since becoming a public company. As of March 31, 2008 there was $956 million remaining under its board-authorized repurchase plan.

Restructuring Expenses

During the quarter, Western Union incurred a total of $24 million in restructuring expenses. Of this total, $17 million is related to the company’s decision to close substantially all of its union operating facilities in Missouri and Texas and transition these operations to existing facilities outside the U.S. and to third-party providers as disclosed on March 20. The restructuring expenses related to this decision are expected to total approximately $60 million in 2008.

In separate actions taken in the first quarter, the company incurred $7 million in restructuring expenses related to the elimination or relocation of other positions. Of this total, $5 million was previously disclosed and incurred in January, and an additional $2 million was incurred in February when additional cost-saving initiatives were identified. An additional $2 million of restructuring expenses will be recognized in the second quarter related to these initiatives.

The company estimates that all first quarter restructuring initiatives will result in full-year restructuring expenses of $69 million, and will deliver cost savings in 2008 of $10 million and more than $30 million in 2009 and beyond. Of the $24 million in restructuring expenses, $22 million was included in cost of services and $2 million was included in selling, general and administrative expense. The restructuring expenses were not included in the segments.

Restructuring expenses include expenses related to severance, outplacement and other employee related benefits; facility closure and migration of IT infrastructure; other expenses related to relocation of various operations to existing company facilities and third party providers, including hiring, training, relocation, travel, and professional fees; and increased security costs at the facilities being closed. Also, included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and acceleration of depreciation and amortization.

Outlook

“The overall trajectory of our business, particularly that of our international C2C business, gives us the confidence that we will deliver on our 2008 financial objectives,” said Gold.

In 2008, the company continues to expect revenue growth of 9% to 11%, cash flow from operations of $1.2 billion and strong operating margins consistent with 2007 excluding the 2008 restructuring expenses. Management expects that operating income margin excluding restructuring expenses will be stronger in the second half of 2008 compared to the first half.

Western Union expects non-GAAP earnings per share in the range of $1.25 to $1.29, which excludes the estimated $69 million ($0.06 per share) of full-year restructuring expenses and includes the $10 million ($0.01 per share) in estimated savings. This represents growth of 11% to 14% over last year’s $1.13 in non-GAAP earnings per share.

As a result of the 2008 restructuring expenses, the company now expects 2008 GAAP earnings per share to be in the range of $1.19 to $1.23 or 7% to 11% growth over last year’s GAAP earnings per share of $1.11. This range includes the impact from the estimated $69 million ($0.06 per share) of full-year restructuring expenses and the benefit from the estimated $10 million ($0.01 per share) in cost savings. The original GAAP earnings per share range included $5 million of restructuring expenses.

Gold concluded, “We remain focused on growing profitably and have implemented important initiatives including the restructuring activities. These initiatives together with our ability to leverage our cost structure make us confident that we will deliver on our objective of margin expansion. Our goal is to achieve up to 50 basis points of margin improvement in 2009.”

Non-GAAP Measures

Western Union’s management presents earnings per share excluding restructuring expenses, operating income growth and margin excluding restructuring expenses, net income growth excluding restructuring expenses, and 2008 earnings per share growth guidance excluding 2008 restructuring expenses, and 2008 earnings per share guidance excluding 2008 restructuring expenses compared to 2007 earnings per share excluding the accelerated non-cash stock compensation vesting charge, which are non-GAAP measures, because management believes they provide more meaningful information.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Investor and Analyst Conference Call and Slide Presentation

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast including slides, at 8:30 a.m. Eastern Time today. Joining Christina on the conference call will be Scott Scheirman, Executive Vice President and Chief

Financial Officer. To listen to the conference call live via telephone, dial 888-680-0860 (U.S.) or +1-617-213-4852 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 16584385.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor . Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through April 29, 2008 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 36216887. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed under “Risk Factors” included within the Annual Report on Form 10-K for the year ended December 31, 2007. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate; changes in immigration laws, patterns and other factors related to immigrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing; our ability to attract and retain qualified key employees and to successfully manage our workforce; changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; adverse movements and volatility in debt and equity capital markets; political conditions and related actions by the United States and abroad which may adversely affect our businesses and economic conditions as a whole; failure to maintain sufficient amount or types of regulatory capital to meet the changing requirements of our various regulators worldwide; continued growth in the money transfer market and other markets in which we operate at rates approximating recent levels; implementation of agent contracts according to schedule; our ability to maintain our agent network and biller relationships under terms consistent with those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; successfully managing credit and fraud risks presented by our agents and consumers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax jurisdictions; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; competing effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other nonbank money transfer services providers, including telecommunications providers, card associations and card-based payments providers; our ability to grow our core businesses; our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; successfully managing the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation, including resolution of certain ongoing matters; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change the business mix; cessation of various services provided to us by third-party vendors; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta and Vigo, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 345,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Revenues:
Transaction fees	$1,020.8	$930.1	10%
Foreign exchange revenue	210.0	166.6	26%
Commission and other revenues	35.1	34.3	2%

Total revenues	1,265.9	1,131.0	12%
Expenses:
Cost of services (a)	758.6	645.6	17%
Selling, general and administrative (a)	198.0	180.8	10%

Total expenses	956.6	826.4	16%
Operating income	309.3	304.6	2%
Other income/(expense):
Interest income	17.7	19.5	-9%
Interest expense	(45.0)	(48.0)	-6%
Derivative gains, net	6.8	1.7	(b)
Other income, net	3.7	4.3	-14%

Total other expense, net	(16.8)	(22.5)	-25%

Income before income taxes	292.5	282.1	4%
Provision for income taxes	85.4	88.9	-4%

Net income	$207.1	$193.2	7%

Earnings per share:
Basic	$0.28	$0.25	12%
Diluted	$0.27	$0.25	8%
Weighted-average shares outstanding:
Basic	746.7	768.2
Diluted	756.8	783.3

(a)	Cost of services and selling, general and administrative expenses include $22.4 million and $1.8 million in estimated restructuring and related expenses, respectively. Such restructuring and related expenses impacted earnings per share by $0.02.
(b)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$1,895.4	$1,793.1
Settlement assets	1,382.4	1,319.2
Property and equipment, net of accumulated depreciation of $265.7 and $251.5, respectively	197.8	200.3
Goodwill	1,639.2	1,639.5
Other intangible assets, net of accumulated amortization of $236.0 and $236.8, respectively	327.8	334.1
Other assets	530.2	498.0

Total assets	$5,972.8	$5,784.2

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$387.5	$350.1
Settlement obligations	1,382.4	1,319.2
Income tax payable	337.6	279.7
Deferred tax liability, net	266.0	263.6
Borrowings	3,379.3	3,338.0
Other liabilities	212.6	182.9

Total liabilities	5,965.4	5,733.5
Stockholders’ Equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 740.0 shares and 749.8 shares issued, respectively	7.4	7.5
Capital deficiency	(271.9)	(341.1)
Retained earnings	363.0	453.1
Accumulated other comprehensive loss	(91.1)	(68.8)

Total Stockholders’ Equity	7.4	50.7

Total Liabilities and Stockholders’ Equity	$5,972.8	$5,784.2

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$207.1	$193.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32.8	30.4
Stock compensation expense	7.7	8.8
Other non-cash items, net	4.2	3.7
Increase (decrease) in cash, resulting from changes in:
Other assets	(28.1)	27.9
Accounts payable and accrued liabilities	36.4	21.4
Income tax payable	58.1	8.2
Other liabilities	(0.2)	(6.5)

Net cash provided by operating activities	318.0	287.1
CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(7.1)	(4.4)
Capitalization of purchased and developed software	(5.6)	(7.6)
Purchases of property and equipment	(10.8)	(25.9)
Notes receivable issued to agents	(0.3)	(5.6)
Repayments of notes receivable issued to agents	5.5	4.8

Net cash used in investing activities	(18.3)	(38.7)
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of commercial paper	(11.3)	(42.7)
Net proceeds from/(repayments of) borrowings under credit facilities	49.8	(2.0)
Proceeds from exercise of options	61.5	48.2
Common stock repurchased	(297.4)	(112.6)

Net cash used in financing activities	(197.4)	(109.1)
Net change in cash and cash equivalents	102.3	139.3
Cash and cash equivalents at beginning of period	1,793.1	1,421.7

Cash and cash equivalents at end of period	$1,895.4	$1,561.0

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$834.6	$751.2	11%
Foreign exchange revenue	209.3	166.3	26%
Other revenues	9.9	8.8	12%

Total Consumer-to-Consumer:	1,053.8	926.3	14%
Consumer-to-Business:
Transaction fees	176.6	168.8	5%
Other revenues	13.2	13.4	-1%

Total Consumer-to-Business:	189.8	182.2	4%
Other:
Revenue	22.3	22.5	-1%

Total Other:	22.3	22.5	-1%

Total consolidated revenues	$1,265.9	$1,131.0	12%

Operating income:
Consumer-to-Consumer	$273.3	$238.7	15%
Consumer-to-Business	56.2	60.9	-8%
Other	4.0	5.0	-20%

Total segment operating income	$333.5	$304.6	9%
Restructuring and related expenses	(24.2)	—	(a)

Total consolidated operating income	$309.3	$304.6	2%

Operating income margin:
Consumer-to-Consumer	25.9%	25.8%	10 bp
Consumer-to-Business	29.6%	33.4%	(380) bp
Other	17.9%	22.2%	(430) bp
Total consolidated operating income margin	24.4%	26.9%	(250) bp
Depreciation and Amortization:
Consumer-to-Consumer	$26.1	$23.4	12%
Consumer-to-Business	5.1	6.2	-18%
Other	1.1	0.8	38%

Total segment depreciation and amortization	$32.3	$30.4	6%
Restructuring and related expenses	0.5	—	(a)

Total consolidated depreciation and amortization	$32.8	$30.4	8%

(a)	Calculation not meaningful.

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Transactions
Consumer-to-Consumer	43.1	37.8	14%
Consumer-to-Business	103.5	100.4	3%
Revenue
Consumer-to-Consumer	$1,053.8	$926.3	14%
Consumer-to-Business	$189.8	$182.2	4%

	Three Months Ended March 31, 2008
Consumer-to-Consumer Transaction Growth
International (a)		19%
Domestic (b)		-3%
Mexico (c)		2%
Consumer-to-Consumer		14%
Consumer-to-Consumer Revenue Growth
International (a)		19%
Domestic (b)		-8%
Mexico (c)		1%
Consumer-to-Consumer		14%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.
(b)	Represents all transactions between and within the United States and Canada.
(c)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

Western Union’s management has presented earnings per share, net income and earnings per share growth, and Western Union’s 2008 earnings per share guidance, excluding restructuring and related expenses. In addition, Western Union’s management has presented operating income margin and operating income growth, excluding restructuring and related expenses. In presenting Western Union’s 2008 earnings per share growth guidance excluding restructuring and related expenses, Western Union’s management has excluded from the Company’s 2007 earnings per share, the accelerated non-cash SFAS No. 123R accounting for stock-based compensation charge, resulting from the acquisition of First Data by an affiliate of Kohlberg, Kravis, Roberts & Co. (“KKR”) in the third quarter of 2007. Western Union’s management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

	Three Months Ended March 31,
	2008	2007
Net income as reported (GAAP)	$207.1	$193.2
Adjustment:
Restructuring and related expenses, net of income tax benefit of $9.1 million (a)	15.1	—

Net income adjusted	$222.2	$193.2

Earnings per share (“EPS”):
As reported (GAAP)	$0.27	$0.25
Restructuring and related expenses (a)	0.02	—

Adjusted	$0.29	$0.25

Growth:
Net income, as reported (GAAP)	7%
Net income, adjusted	15%

EPS, as reported (GAAP)	8%
EPS, adjusted	16%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$1,265.9	$1,131.0

Operating income as reported (GAAP)	$309.3	$304.6
Adjustment:
Restructuring and related expenses (a)	24.2	—

Operating income adjusted	$333.5	$304.6

Operating income growth, as reported (GAAP)	2%
Operating income growth, adjusted	9%

Operating income margin, as reported (GAAP)	24.4%
Operating income margin, adjusted	26.3%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

EPS Guidance

	Range
2008 EPS Guidance GAAP basis	$1.19	$1.23
Adjustment:
Estimated restructuring and related expenses, net of income tax benefit (a), (b)	0.06	0.06

Adjusted 2008 EPS Guidance, excluding estimated restructuring and related expenses	$1.25	$1.29

2007 EPS as reported (GAAP)	$1.11	$1.11
Adjustment:
Accelerated non-cash stock compensation vesting charge, net of income tax benefit (c)	0.02	0.02

Adjusted 2007 EPS	$1.13	$1.13

Earnings per share growth:
2008 EPS guidance (GAAP) compared to 2007 EPS as reported (GAAP)	7%	11%
Non-GAAP EPS guidance, excluding estimated 2008 restructuring and related expenses, compared to adjusted 2007 EPS, excluding accelerated non-cash stock compensation vesting charge	11%	14%

(a)	Restructuring and related expenses incurred in the three months ended March 31, 2008 include $24.2 million of expenses and an estimated $69 million of expenses for 2008. These expenses relate to severance, outplacement and other employee related benefits; facility closure and migration of our IT infrastructure; other expenses related to relocation of various operations to existing Company facilities and third party providers, including hiring, training, relocation, travel, and professional fees; and increased security costs at the facilities being closed. Also, included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and acceleration of depreciation and amortization. The restructuring and related expenses are included in cost of services and selling, general and administrative expense lines of the income statement, and are not allocated to the segments.
(b)	Represents estimated 2008 restructuring and related expenses of $69 million. For purposes of calculating the “Adjusted 2008 EPS guidance, excluding estimated restructuring and related expenses,” the EPS impact of $0.06 is net of an estimated income tax benefit of $26 million.
(c)	In the third quarter of 2007, the Company recognized a $22 million or a $0.02 per share non-cash charge in accordance with SFAS No. 123R accounting for stock-based compensation resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of KKR acquired First Data, Western Union’s former parent company, on September 24, 2007.